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                                                                      EXHIBIT 11


                                 BACOU USA, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 -----------------------------------------------
                      (in thousands,except per share data)
                                   (unaudited)



                                            Three Months Ended    Nine Months Ended
                                               September 30,         September 30,
                                            ------------------    -----------------
                                             1998       1997       1998       1997
                                            -------    -------    -------   -------

Basic:
  Weighted average shares outstanding        17,604     17,318     17,599     17,314
                                            =======    =======    =======   ========

  Net income                                $ 6,675    $ 2,453    $13,906   $ 10,830
                                            =======    =======    =======   ========
  Per share amount                          $  0.38    $  0.14    $  0.79   $   0.62
                                            =======    =======    =======   ========

Diluted:

  Weighted average shares outstanding        17,604     17,318     17,599    17,314

  Net effect of dilutive stock options
   based on the treasury stock method
   using the average market price               184         35        123        15
                                            -------    -------    -------   -------
 Total diluted shares                        17,788     17,353     17,722    17,329
                                            =======    =======    =======   =======
  Net income                                $ 6,675    $ 2,453    $13,906   $10,830
                                            =======    =======    =======   =======
  Per share amount                          $  0.38    $  0.14    $  0.79   $  0.62
                                            =======    =======    =======   =======
